4C Controls and Telespazio Enlarge And
Consolidate Their Partnership

Paris - 4C Controls Inc. (OTCBB: FOUR.OB) and Telespazio, a Finmeccanica/Thales company, today announced  that based on the principles established in the strategic alliance agreement signed by their respective affiliates 4C Satimage and e-GEOS in January  2009 for the commercialization of COSMO-SkyMed synthetic aperture radar (SAR) satellite data in the Middle East, North Africa and South East Asia (MENASEA) region and in order to further strengthen their alliance, they are currently in discussion to enter into a joint investment in the areas of very high resolution (50 cm) optical satellite remote sensing and other strategic operational areas.

The Gulf Satellites program, which will be funded and owned mostly by  investors of the Gulf region , forsees the development and construction of two  high resolution (1m) SAR (Synthetic Aperture Radar) satellites and  a high resolution (0.5m) optical satellite.

In particular, Telespazio and 4C are in discussion for:

-	Selection by 4C Controls of Telespazio as the prime contractor for the supply of a new very high resolution (50 cm) optical satellite, that will be part of the 4C Gulf Satellites program.

-	Possible investment by Telespazio, 4C Controls and Gulf region investors of a joint investment for two very high resolution (1 m) SAR satellites in addition to the optical satellites.

-	Global distribution by Telespazio/e-GEOS of image capacity of the 4C Gulf Satellites program, except for the MENASEA region which will be covered by 4C Satimage.

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Operation and maintainance by Telespazio and e-GEOS of the 4C SatImage Direct Receiving Station under construction in Abu Dhabi.  Telespazio/e-GEOS will also provide and manage the training and education programs at the Abu Dhabi Receiving Station to end-users in the MENASEA region.

-	the setting up of a dedicated joint venture for developing applications and value-added services based on remote sensing data from different sources.

-	Joint investments by Telespazio and 4C Controls in the Gulf Satellites program and acquisition by Telespazio of a minority equity interest in 4C Controls.

Telespazio Press Office: +39 06 4079 6252/3291 - paolo.mazzetti@telespazio.com

4C Controls contact: Riccardo Maggiora :+39 331 663 8339 riccardo.maggiora@4ccontrols.com